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                                                                EXHIBIT 10.1




                              EMPLOYMENT AGREEMENT



                 This EMPLOYMENT AGREEMENT (herein "Agreement") is to be effective Monday, July 8, 1996, and is by and between M.G. ELECTRONICS, INC. (the "Company"), and DORANDA FRISON (the "Employee").

                                R E C I T A L S

                 A. The Company operates the Electronic Products Group ("EPG") for itself and for its parent corporation, Haskel International, Inc. ("HII").

                 B. Employee worked for predecessor to the Company as an executive and is familiar with the Company's operations.

                 C. The Company desires to retain the services of Employee, and Employee desires to accept employment ("Employment") with the Company upon the terms and conditions hereinafter stated.

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties do hereby mutually agree as follows:


1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts such Employment based upon the terms and conditions herein set forth, with such Employment to commence on July 8, 1996.


2. TERM. The initial term of this Agreement shall be twelve (12) months ("Term"), provided it may be extended by mutual agreement of the parties hereto.


3. DUTIES OF EMPLOYEE. Unless and until the Company determines to change Employee's titles and responsibilities, which the Company reserves the right to do, Employee shall serve as the President of EPG. Employee shall be responsible for all of the operations of the EPG, and will devote her full time and best efforts to the performance of her duties. She will operate within the reasonable goals, guidelines, budgets, directives, policies and procedures now in effect and as from time to time established or approved by the Company. Employee shall report directly to the Chief Executive Officer (CEO) of HII.
The Company's office hours are 7:00 a.m. to 4:00 p.m. Monday through Friday, inclusive.
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However, Employee, as a senior executive, will work whatever hours and days are necessary and required for the proper performance of her duties as President of the EPG. Employee's principal operating base will be at Westlake Village where the Company's headquarters and the EPG's headquarters are situated.


4.       COMPENSATION, BENEFITS AND REIMBURSEMENTS.

                 4.1 Salary. The Company shall pay Employee at the rate of Ten Thousand Dollars ($10,000) per month, payable in bi-weekly installments.

                 4.2 Incentive Bonus. The Company and Employee shall agree to a formula incentive bonus plan based upon the performance of EPG under the direction of Employee ("Bonus"), which plan will be worked out between Employee, the CEO of HII and HII's Compensation Committee immediately after signing this Agreement. Any such Bonus paid by the Company shall have no impact on the other compensation, benefits and reimbursements provided for in this Agreement.

                 4.3 Employee Benefits. The Company shall provide Employee with the same employee benefit package, including automobile, medical insurance coverage, two-week vacation and 401-K plan, as provided to the other Company executives, in accordance with Company policy as it exists from time to time. The two-weeks vacation must be taken in the year to which they relate. Employee will maintain a current California driver's license at all times.

                 4.4 Executive Separation Plan. Should the Company be sold and Employee not stay with the Company, then Employee shall receive separation pay equal to ten (10) months compensation.

                 4.5 Stock Options. Upon approval by the SEC of HII's Registration Statement for its Stock Option Plan, Employee will be granted stock options for Fifty Thousand (50,000) shares of HII at the closing price of the HII shares on the day the Registration Statement becomes effective, in accordance with the standard provisions of the HII Stock Option Plan, which stock options will vest at twenty percent (20%) per year with the first vesting to be June 30, 1997.

                 4.6 Life Insurance. The Company may maintain "key man life insurance" in such amounts as it may determine. Employee agrees to submit to a medical examination, and to provide such medical records as may be requested by the Company.


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                 4.7      Reimbursement of Employee Expenses.  As a condition
of her Employment, Employee may be required to incur reasonable and necessary expenses for the promotion and conduct of the EPG business, including expenses for entertainment, transportation and travel accommodations, and dues and subscriptions relating to the EPG business. All of the foregoing expenses which are incurred in the performance of her duties under this Agreement shall be reimbursed by the Company to Employee upon her furnishing invoices or paid receipts therefor, which shall reflect in reasonable detail the expenditures covered and their business purpose. Any unusual expenses and all travel outside the United States will be cleared in advance with HII's CEO.


5.       TRADE SECRETS, CONFIDENTIAL INFORMATION, AND COVENANT NOT TO COMPETE.

                 5.1 Employee Acknowledgments. Employee recognizes and acknowledges that: (i) in the course of Employee's Employment by the Company, it will be necessary for Employee to acquire information including, but not limited to, information concerning the Company's, HII's and its subsidiaries' sales, sales volumes, sales methods, sales proposals, customers and prospective customers, identities of customers and prospective customers, identities of key purchasing personnel in the employ of customers and prospective customers, amounts or kinds of customers' purchases, sources of supply, computer programs, systems documentation, special hardware, products hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to the Company, HII, and its subsidiaries, or relating to the Company's, HII's and its subsidiaries' affairs ("Confidential Information"); (ii) such Confidential Information is the property of the Company, HII and its subsidiaries; (iii) the use, misappropriation, or disclosure of such Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company, HII and its subsidiaries; and (iv) it is essential to the protection of the Company's, HII's and its subsidiaries' goodwill and to the maintenance of the Company's, HII's and its subsidiaries' competitive positions, that such Confidential Information be kept secret and that Employee not disclose such Confidential Information to others, or use such Confidential Information to Employee's own advantage or the advantage of others. Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained from: (i) soliciting or inducing any employee of the Company to leave the employ of the Company, HII and its subsidiaries; (ii) hiring





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or attempting to hire any employee of the Company, HII and its subsidiaries;
and (iii) soliciting the trade of, or trading with, the customers and suppliers of the Company, HII and its subsidiaries for any business purpose during Employee's Employment with the Company, except on behalf of the Company, HII and its subsidiaries.

                 5.2 Nondisclosure of Confidential Information. During her Employment with the Company and for five (5) years after her Employment ends, without regard to whether Employee's termination ("Termination") of Employment was voluntary, for cause ("Cause") or without Cause, Employee shall hold and safeguard the Confidential Information in trust for the Company, its successors and assigns, and agrees that she shall not, without the prior written consent of the Company, appropriate or disclose or make available to anyone for use outside the Company's organization at any time, any of the Confidential Information, whether or not developed by Employee, except as required for the performance of Employee's duties to the Company.

                 5.3 Return of Materials. Upon the Termination of Employee's Employment with the Company for any reason, whether voluntarily, for Cause or without Cause, Employee shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flowcharts, programs, proposals, software, and any documents concerning the Company's, HII's or its subsidiaries' customers, or concerning products or processes used by the Company or HII or its subsidiaries, and, without limiting the foregoing, Employee shall promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

                 5.4 Nonsolicitation of Employees. During her Employment with the Company and for one (1) year after such Employment terminates, without regard to whether Employee's termination was voluntary, for Cause or without Cause, Employee shall not, directly or indirectly, solicit, induce, or attempt to induce, any employee, current or future, of the Company, HII or HII's subsidiaries, to leave the Company, HII or HII's subsidiaries, for any reason whatsoever, or hire any current or future employee of the Company, HII or HII's subsidiaries.

                 5.5 Nonsolicitation of Customers and Suppliers. During her Employment with the Company, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customer or prospective customer, or supplier or prospective supplier, of the Company, HII or its subsidiaries, for any business purpose other than for the benefit of the Company.





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                 5.6      Covenant Not to Compete.  During her Employment with
the Company, Employee shall not, directly or indirectly, engage, participate, or provide services or information directly or indirectly, whether or not for compensation, to any business in competition in any manner whatsoever with the business of the Company, HII or its subsidiaries.

                 5.7 Covenants of the Essence. The covenants and agreements of Employee set forth in this Paragraph 5 are of the essence of this Agreement. The covenants and agreements of Employee in this Paragraph 5 shall be construed as independent of any other provision in this Agreement. In the event there is any future claim or cause of action by Employee against the Company, whether predicated on this Agreement or not, the existence of such cause or claim, whether or not bona fide, and the facts and circumstances surrounding such cause or claim, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Employee set forth in this Paragraph 5.

6. TERMINATION. Notwithstanding the restrictions set forth in Paragraph 5, which shall, where applicable, survive the termination of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

                 6.1 Disability of Employee. In the event of the Employee's total and permanent disability (defined as any physical, mental or emotional illness or disorder which may be expected to result in the death of the Employee, or, for a period of at least sixty (60) consecutive days, or for at least ninety (90) days in a period of one hundred fifty (150) days, by reason of which Employee is unable to perform with the requisite skill the material acts substantially necessary to the performance of the contemplated services under this Agreement) during the term of this Agreement (it being understood that the failure of Employee to perform such services under such circumstances shall not be deemed to be a breach by Employee of any of Employee's obligations hereunder), the Company may, at its option, terminate Employee's Employment, and shall provide Employee or Employee's representative with notice to that effect. Such Termination of Employment shall terminate this Agreement, except that the restrictions in Paragraph 5, where applicable, shall continue to be enforceable in accordance with Paragraphs 15 and 16.

                 6.2 Termination for Cause. The Company may, at its election, terminate this Agreement at any time for Cause. Cause shall be deemed to exist by reason of: (i)





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Employee's conviction or plea of guilty to the commission of a felony with respect to the business and affairs of either the Company, HII or any subsidiary of HII; (ii) the failure of Employee to perform the duties reasonably required to be performed by her hereunder, or to carry out the instructions of those to whom Employee reports (other than by reason of her death or physical or mental disability), and such failure is material and substantial, and continues, and is not remedied by Employee for a period of more than ten (10) working days (other than by reason of physical or mental disability, approved leave of absence, vacation or illness) after Employee receives written notice from the Company specifying such failures in detail; or
(iii) a material and substantial violation by Employee of the provisions of Paragraph 5 above, provided that Employee shall have ten (10) working days following the date of the Company's written notice to Employee specifying in detail the alleged breach(es), and Employee's failure to cure such violation within said ten (10) day period. This Agreement shall terminate upon a Termination for Cause, except that the restrictions in Paragraph 5 shall continue, where applicable, to be enforceable in accordance with Paragraphs 15 and 16.

                 6.3 Voluntary Termination. If Employee voluntarily terminates her Employment under this Agreement, this Agreement shall terminate, except that the restrictions in Paragraph 5 shall continue, where applicable, to be enforceable in accordance with Paragraphs 15 and 16. As used in this Agreement, "Voluntary Termination" or "Voluntarily Terminated" shall mean Employee's Termination of Employment for reasons other than death, disability under Paragraph 6.1, or being expressly discharged by the Company.

                 6.4 Whenever Employee and the Company shall mutually agree in writing to such Termination.

7. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter. This Agreement is executed without reliance upon any promise, warranty or representation by any party other than those expressly contained herein, and each party has carefully read this Agreement, and has been advised of its meaning and legal, tax and business consequences by such party's attorneys, and signs this Agreement of the party's own free will.

8. EFFECT OF WAIVER. The failure of any party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by any other party shall not be





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deemed a waiver of that term, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

9. SEVERABILITY. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid, illegal, void or unenforceable in any jurisdiction for any reason whatsoever, then such provision shall be deemed stricken and ineffective in such jurisdiction only to the extent of such invalidity, illegality, voidness or unenforceability, and the remaining terms and provisions of this Agreement shall continue in full force and effect. Such invalidity, illegality, voidness or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid, illegal, void or unenforceable, such provision in any other jurisdiction. If any provision of this Agreement shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent it may be reconstrued, limited or stricken so as to be permitted by applicable law.

10. AMENDMENT. This Agreement may be amended or modified only by an instrument in writing, stating the amendment or modification, and signed by the parties hereto.

11. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

12. INTERPRETATION AND CONSTRUCTION. This Agreement has been fully and freely negotiated by all of the parties hereto, shall be considered as having been drafted jointly by all of the parties hereto, and shall not be interpreted or construed against or in favor of any party on account of its participation or lack thereof in the drafting of this Agreement.

13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be one and the same instrument.





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14.      BINDING ON SUCCESSORS.  Except as otherwise specified, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

15.      DISPUTE RESOLUTION.

                 15.1 Notice of Claims. In the event of any dispute arising under this Agreement, the party raising such dispute shall notify the other party in writing of the nature of any such dispute in reasonable detail, and specify any amount thereof in dispute.

                 15.2 Good Faith Settlement Negotiations. The parties shall have good faith discussions designed to reconcile their differences, and any resolution by them shall be final, binding and conclusive on the parties.

                 15.3 Judicial Arbitration and Mediation Services Procedure. If the parties are unable to reach a resolution satisfactory to the parties within twenty (20) days following receipt of such written notice of dispute, the parties shall within ten (10) days thereafter mutually select a retired judge of the panel of retired judges designated by the Los Angeles Office of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), to whom they shall submit for resolution any item remaining in dispute. If the parties do not agree upon such selection within such ten (10) day period, then, and in such event, either of the parties may request that JAMS provide a list of three
(3) available retired judges, and each party shall strike one (1). If one party refuses to strike one (1) within five (5) business days, then the other party shall strike two (2). The remaining judge shall serve as the judge designated to settle such dispute (the "Deciding Judge"). The Deciding Judge and the parties shall meet within fifteen (15) days after such designation, and the Deciding Judge shall act to resolve the dispute between the parties. The Deciding Judge may resolve such dispute in any manner he deems appropriate, and such determination shall be final and binding, may be entered in any court having jurisdiction, and shall not be appealable for any reason except fraud. Without limiting the generality of the foregoing, the Deciding Judge shall determine all matters relating to the procedure for resolving such dispute, including, without limitation, all matters relating to discovery, evidence, briefs and motions.

                 15.4     Good Faith.  All claims shall be made in good faith.





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                 15.5     Right to Injunctive Relief.  Employee acknowledges
that the Company, HII and its subsidiaries will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Employee breaches any of her obligations under Paragraph 5. Accordingly, Employee agrees that the Company will be entitled to injunctive relief against any breach or prospective breach by Employee of Employee's obligations under Paragraph 5.

16. ATTORNEY'S FEES AND COSTS. If arbitration or any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.


17. NOTICES. All notices, demands and other communications ("Notices") required or permitted to be given by any provision of this Agreement, shall be sufficiently given if in writing and sent by facsimile to a facsimile number provided by the addressee, followed by being mailed by registered or certified mail, return receipt requested, postage prepaid, or mailed by registered or certified mail, return receipt requested, postage prepaid, or by messenger, to the Company or to Employee, as the case may be, as follows:


                 To the Company:

                 M.G. Electronics, Inc.
                 31364 Via Colinas #103
                 Westlake Village, CA 91362

                 Fax:  (818) 841-4291


                 WITH A COPY TO HII:

                 Haskel International, Inc.
                 100 E. Graham Place
                 Burbank, CA 91502

                 Fax:  (818) 841-4291





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                 TO EMPLOYEE:

                 Doranda Frison




Or such other address, or to such other persons, as shall be furnished in writing by any of the parties hereto; and any such Notice shall be deemed to have been given on the day after the date so mailed (except that a notice of change of address shall not be deemed to have been given until received by the addressee), or, if sent by facsimile on the date transmitted, or if by messenger, when received.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when duplicate counterparts have been signed by each of the parties hereto and delivered one to Buyer and one to Employee.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       "The Company"

                                       M.G. Electronics, Inc.


                                       By: /s/ R. Malcolm Greaves

                                       Title:__________________________



                                       "Employee"


                                       /s/ Doranda Frison
                                       Doranda Frison





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